Exhibit 4.2

U.S. BANCORP,

Successor to First Bank System, Inc.

TO

CITIBANK, N.A.,
Trustee

SECOND SUPPLEMENTAL INDENTURE

TO

Indenture dated as of October 1, 1991, as amended by First
Supplemental Indenture dated as of April 1, 1993

Dated as of April 21, 2017

SUBORDINATED SECURITIES

SECOND SUPPLEMENTAL INDENTURE, dated as of April 21, 2017 (this “Second Supplemental Indenture”), between U.S. BANCORP (as successor to First Bank System, Inc.), a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), having its principal office at 800 Nicollet Mall, Minneapolis, Minnesota 55402, and CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States, as trustee (herein called the “Trustee”).

RECITALS

The Company has heretofore executed and delivered to the Trustee a certain indenture, dated as of October 1, 1991, as amended by a first supplemental indenture dated as of April 1, 1993 (as so amended, herein called the “Indenture”), pursuant to which one or more series of unsecured, subordinated debentures, notes or other evidences of indebtedness of the Company (herein called the “Securities”) may be issued from time to time. All terms used in this Second Supplemental Indenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Company desires and has requested the Trustee to join with it in the execution and delivery of this Second Supplemental Indenture for the purpose of amending certain provisions of the Indenture relating to Depositary.

Section 901(5) of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders to add to, change or eliminate any of the provisions of this Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination either (i) shall neither (A) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such Security with respect to such provision, or (ii) shall become effective only when there is no such Security Outstanding.

As a result of the foregoing and in accordance with Section 901(5) of the Indenture, the provisions of this Second Supplemental Indenture shall apply to any series of Securities hereafter created under the Indenture (unless otherwise provided with respect to such series pursuant to Section 301 or Section 901 of the Indenture).

The Company has furnished the Trustee with (i) an Opinion of Counsel stating that the execution of this Second Supplemental Indenture is authorized or permitted by the Indenture and (ii) a copy of the resolutions of its Board of Directors certified by its Secretary, pursuant to which this Second Supplemental Indenture has been authorized.

All things necessary to make this Second Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of and supplement to the Indenture have been done.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

1

For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of any series thereof (except as provided above), as follows:

ARTICLE ONE

SECTION 101. The definition of “Depositary” contained in Section 101 of the Indenture is hereby amended by deleting such definition in its entirety and substituting therefor the following:

“Depositary” means, with respect to the Securities of any series issuable or issued in whole or in part in the form of one or more Global Securities, the Person specified for that purpose as contemplated by Section 301 or any successor thereto as contemplated by Section 305, and if at any time there is more than one such Person, “Depositary” as used with respect to the Securities of any series shall mean the Depositary with respect to the Securities of such Series; provided that such Person or any successor thereto shall be, if then required by applicable law or regulation, a clearing agency registered under the Exchange Act.

SECTION 102. The clause (i) of the first sentence in the eighth paragraph of Section 305 of the Indenture is hereby amended by deleting such clause in its entirety and substituting therefor the following:

“(i) such Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time such Depositary ceases to be, if then required by applicable law or regulation, a clearing agency registered under the Exchange Act.”

ARTICLE TWO

SECTION 201. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

2

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

U.S. BANCORP, as successor to First Bank System, Inc.

By:	/s/ John C. Stern
Name:	John C. Stern
Title:	Executive Vice President and Treasurer

(Seal)

Attest:

By:	/s/ Matthew B. Krush
Name:	Matthew B. Krush
Title:	Senior Vice President, Associate General
Counsel and Assistant Secretary

CITIBANK, N.A., as Trustee

By:	/s/ Karen Schluter
Name:	Karen Schluter
Title:	Vice President

(Seal)

Attest:

By:	/s/ John Hannon
Name:	John Hannon
Title:	Vice President